Exhibit 99.1
B Green Innovations Reports Net Income of $1,267,806 for Six Months Ended June 2010

In the same time period last year, the Company reported a loss of $906,682 a net positive change of $2,174,488

Matawan, N.J. (August 9, 2010) –B Green Innovations, Inc., (OTC Bulletin Board: BGNN)  reported on Form 10-Q filing with the Securities and Exchange Commission, net income of $1,267,806 for the six months ended June 30, 2010.  In the same time period last year, the Company reported a loss of $906,682, a net positive change of $2,174,488. This reversal was due to a recorded gain from the extinguishment of the derivative liability in the amount of $1,636,695.  Total Other Income was $1,513,705 for the six months ended June 30, 2010 as compared to an expense of $641,075 for the six months ended June 30, 2009.

Total revenues increased 87.6% and 119.0% for the three and six months ended June 30, 2010. Gross profit increased 87.4% and 112.1% for the three and six months ended June 30, 2010.

Jerry Mahoney Founder of B Green, commented, "We are proud to report these results for the six months ended June 30, 2010,   The Company is doing an excellent job of delivering great results. We look forward to continuing to deliver superior results throughout the rest of the year. Shareholders should read the complete details for the quarter and six months ended June 30, 2010 in the Company's recently filed Form 10-Q with the SEC."

http://sec.gov/Archives/edgar/data/1307969/000118518510000845/bgreeninnovations10q063010.htm

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About B Green Innovations

B Green Innovations, Inc. (“B Green”), “Go Green” mission from its inception, is to create a “Green” company for the development of solutions to eliminate waste from the world’s environment.  B Green offers consumers a realistic and necessary solution to the problem of waste around the world. We believe that to truly have an impact on the planet, one must be committed to the environment and seek out environmentally friendly products.

Certain information included in this press release, may contain forward-looking statements about our current and expected performance trends, growth plans, business goals and other matters. These statements may be contained in our filings with the Securities and Exchange Commission, in our press releases, in other written communications, and in oral statements made by or with the approval of one of our authorized officers. Information set forth in this press release contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 (the "Act") provides certain "safe harbor" provisions for forward-looking statements. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "should," "will," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

http://www.bgreeninnovations.com/

Contact:
Dolores Serafin
732-696-9333